EXHIBIT 99.1

CONSENT OF LEE A. LAHOURCADE

To: Hines Real Estate Investment Trust, Inc. (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement of the Company on Form S-3 (the “Registration Statement”), and any amendments thereto, as a person about to become a director of the Company.

Dated: June 29, 2010

By:	/s/ Lee A. Lahourcade
Name:	Lee A. Lahourcade